Exhibit 16.1

March 17, 2006

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs/Madams:

We have read the Note on Independent Registered Public Accountants section contained in the prospectus included in the Registration Statement on Form S-1 of Progress Rail Services, Inc. dated March 17, 2006, and have the following comments:

1.                                       We agree with the statements made in the paragraphs one through five.

2.                                       We have no basis on which to agree or disagree with the statement made in paragraph six.

Yours truly,

Deloitte & Touche LLP

Birmingham, Alabama